Exhibit 99.1
**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400

First Financial Northwest, Inc.
Reports Second Quarter 2009 Financial Results

Renton, Washington – July 23, 2009 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today reported a net loss for the second quarter ended June 30, 2009 of $28.0 million, or $1.49 per diluted share, as compared to net income of $2.2 million, or $0.10 per diluted share for the quarter ended June 30, 2008.
During the quarter ended June 30, 2009, the following items contributed to our net loss:

•	We increased the provision for loan losses by $18.3 million;
•	Goodwill impairment totaling $14.2 million was written-off;
•	The remaining book value of $983,000 related to the building that housed our lending division was expensed as a new facility is being built;
•	A special assessment was levied on all financial institutions for deposit insurance by the Federal Deposit Insurance Corporation (“FDIC”), our portion totaled $559,000; and
•	We incurred an other-than-temporary impairment (“OTTI”) loss on the AMF Ultra Short Mortgage Fund totaling $152,000.

 “The second quarter results reflect the continued deteriorating economic conditions in the Pacific Northwest, which have resulted in unprecedented and continued declines in employment and real estate valuations for the region. This has negatively affected nearly all home builders, developers and businesses related to the real estate industry. Despite this challenging market, we are confident that we have the necessary tools to continue to build our banking franchise including strong capital, solid core earnings and the commitment to reduce the level of our nonperforming assets,” stated Mr. Victor Karpiak, Chairman, President and CEO of First Financial Northwest, Inc. The Bank’s Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios at June 30, 2009, were 13.82%, 21.42% and 22.70%, respectively, which represents $113.1 million, $127.6 million and $105.1 million, respectively, of capital in excess of the amount required to be “well capitalized” for regulatory purposes.

Net interest income for the quarter ended June 30, 2009 decreased to $7.0 million, as compared to $8.1 million for the same period in 2008. Total interest income for the second quarter of 2009 decreased $1.4 million, or 8.0%, to $15.7 million from $17.1 million for the quarter ended June 30, 2008. This decline was partially offset by a decrease in interest expense of $297,000 for the three months ended June 30, 2009 from the comparable quarter in 2008.

The decline in interest income was primarily the result of $2.2 million in foregone interest (interest that has not been accrued on loans classified as nonperforming) during the second quarter of 2009 and to a lesser extent the general decline in market interest rates.  This decrease was partially offset by an increase in interest income due to the rise in average interest-earning assets during the quarter as compared to the second quarter of 2008. Interest earned on federal funds sold and interest-bearing deposits totaled $20,000 for the quarter ended June 30, 2009, a decrease of $200,000 from the same quarter in 2008. At the same time, our liquidity in the form of cash, federal funds sold and interest-bearing deposits increased to $55.4 million at June 30, 2009 from $9.4 million at June 30, 2008. In the second quarter of 2008, the federal funds rate was 2.00% as compared to the federal funds rate of between 0% and 0.25% in the second quarter of 2009 contributing to a decrease in our interest income. Our three-month average interest-earning assets at June 30, 2009 increased $96.5 million compared to the same period in 2008. Our average net loan balance increased $95.7 million to $1.0 billion and the average balance of federal funds sold and interest-bearing deposits increased $9.6 million to $50.7 million, offset by a decrease in average investments available for sale of $11.4 million as compared to the second quarter of last year. The yield on these average assets declined to 5.04% during the quarter ended June 30, 2009 from 5.94% during the same quarter in 2008. The yield on net loans receivable declined to 5.42% from 6.37%, a decrease of 95 basis points of which 85 basis points related to foregone interest with the balance of the decrease attributable to the general decline in interest rates. The yield on federal funds sold and interest-bearing deposits decreased

198 basis points to 0.16% during the quarter ended June 30, 2009, from 2.14% for the same period in 2008, reflecting the same general decline in interest rates.

Net interest income for the six months ended June 30, 2009 was $15.2 million compared to $16.2 million for the six months ended June 30, 2008. Total interest income for the first six months of 2009 and 2008 was $32.5 million and $34.4 million, respectively. Our foregone interest for the six months ended June 30, 2009 totaled $3.3 million as compared to $641,000 for the same period in 2008.  For the first half of 2009, average interest-earning assets increased $81.2 million with an average yield of 5.32% compared to 6.03% for the same period in 2008.

Total interest expense for the quarter ended June 30, 2009 decreased $297,000 or 3.3% to $8.7 million from $9.0 million compared to the second quarter of 2008. Total average interest-bearing liabilities increased $129.4 million to $1.0 billion during the second quarter of 2009 as compared to $870.8 million during the same quarter in 2008. Average deposits increased $89.6 million while the average cost of funds for deposits decreased to 3.49% from 4.21% or 72 basis points for the second quarter of 2009 as a result of the general decline in interest rates. At the same time, the average balance of advances from the Federal Home Loan Bank of Seattle (“FHLB”) increased $39.8 million. The related average cost of those funds declined 21 basis points to 3.50%. While total average interest-bearing liabilities increased $129.4 million, the favorable drop in interest rates allowed us to lower our average cost of funds to 3.50% from 4.15% on a year-over-year comparison. Both our net interest margin and interest rate spread for the quarter were negatively affected primarily by foregone interest on our nonperforming loans, resulting in a net interest margin of 2.24% and an interest rate spread of 1.54% for the second quarter of 2009 as compared to 2.80% and 1.79%, respectively, for the same period in 2008.

Total interest expense for the six months ended June 30, 2009 and 2008 was $17.3 million and $18.1 million, respectively. For the six months ended June 30, 2009, average interest-bearing liabilities increased $110.3 million to $970.5 million with an average cost of funds of 3.57% compared to 4.22% for the same period in 2008. The interest rate spread and net interest margin for the six months ended June 30, 2009, was

1.75% and 2.48%, respectively, compared to 1.81% and 2.85%, respectively, for the same period in 2008. The decrease in our interest rate spread and margin was primarily affected by the foregone interest on the loan portfolio.

During the quarter ended June 30, 2009, management took a more comprehensive approach in evaluating the adequacy of the allowance for loan losses including employing the services of an independent consulting firm and concluded that a provision of $18.3 million was required for the quarter. In the comparable quarter in 2008, the provision for loan losses was $445,000. “During the second quarter, we have taken a resolution focused approach to our nonperforming loans, in particular our nonperforming construction loans,” stated Mr. Karpiak. “We have been working with our builders to get through this tough economic cycle. Unfortunately, the recession is lasting longer than predicted and some of our smaller builders will not be able to weather the storm. As a result, we have initiated foreclosure proceedings on approximately $60.0 million of loans during the second quarter of 2009, predominately nonperforming construction/land development loans,” added Mr. Karpiak. Management determines additions to the allowance for loan losses based on several factors that could affect the loan portfolio. These factors, among others, include growth in the loan portfolio, delinquency rates and the effects of the economic environment. With the continuation of the recession, the rising unemployment rate and downward pressures on home prices, we anticipate further credit challenges. We are continuing to see a rise in the level of nonperforming assets and further discounts in home prices in our primary market area. In light of this environment, we determined that an independent stress test analysis performed on our construction/land development and commercial real estate loan portfolios was an appropriate action. Our total nonperforming loans, net of undisbursed funds, increased to $129.4 million from $80.2 million necessitating the increase in the provision for loan losses. The largest increase in nonperforming loans, net of undisbursed funds, was primarily related to the construction/land development loans which increased from $54.1 million at March 31, 2009 to $86.4 million at June 30, 2009.  The allowance for loan losses was $32.5 million  at June 30, 2009 compared to $17.0 million at December 31, 2008. We had no real estate owned at June 30, 2009.

Noninterest income (loss) was a loss of $97,000 for the quarter ended June 30, 2009, which was the result of an OTTI charge of $152,000. For the comparable quarter in 2008, noninterest income (loss) was a loss of $493,000 as a result of an OTTI charge of $623,000. The OTTI charges for both periods were related to our investment in the AMF Ultra Short Mortgage Fund. For the six months ended June 30, 2009, noninterest income was $33,000 compared to $870,000 for the same period in 2008. This decrease was the result of a $1.4 million gain on the sale of tax-exempt securities in January 2008 as compared to a $76,000 gain on the sale of investments in the first quarter of 2009.

Noninterest expense increased $16.9 million to $20.7 million in the second quarter of 2009 as compared to $3.8 million in the same quarter of 2008. The increase in the second quarter of 2009 was attributable to the impairment of goodwill, the loss related to the remaining book value of the building that houses our loan operations, an FDIC special assessment for deposit insurance and an increase in salaries and employee benefits. During the second quarter of 2009, we conducted a mid-year review of the carrying value of our goodwill as a result of the continued decline in the economic environment and concluded that it was appropriate to record an impairment of this entire asset. This impairment loss totaled $14.2 million in the second quarter of 2009.  There was no comparable impairment charge in the same quarter in 2008. We also expensed the remaining book value of $983,000 related to the building that was adjacent to our headquarters which housed our lending operations. We are in the process of building a new structure to accommodate all of our lending staff. In addition, the FDIC levied a special assessment on all financial institutions as a result of the decline in the insurance fund attributable to bank failures throughout the country. Our portion of that special assessment was $559,000, which was required to be recorded in the second quarter of 2009. Finally, salaries and employee benefits expense increased $845,000 from the second quarter of 2008 primarily as a result of a $523,000 expense related to our equity incentive plan. No comparable expense was recorded in the same quarter in 2008 as the plan did not exist at that time. For the six months ended June 30, 2009, noninterest expense increased $19.2 million to $25.9 million compared to $6.7 million for the same period in 2008. The increase was primarily attributable to the events that occurred in the second quarter as discussed above.

At June 30, 2009, total assets increased $36.3 million to $1.3 billion from March 31, 2009. Cash, federal funds sold and interest-bearing deposits increased $18.0 million at June 30, 2009 from March 31, 2009. Investments available for sale increased $31.9 million, or 22.7% from March 31, 2009. This increase was primarily a result of the net growth in deposits for the three months ended June 30, 2009. Our loan portfolio, net of the allowance for loan losses, decreased $5.9 million or 0.6% during the three months ended June 30, 2009. Loan originations for the second quarter totaled: $25.1 million in one-to-four family mortgages; $17.0 million and $6.7 million in commercial real estate and multifamily loans, respectively; and $5.4 million in consumer loans. Included in the one-to-four family residential loan originations are $16.4 million of permanent loans on completed projects where the builder has paid-off the construction loan and entered into a permanent loan to finance the home while it is being leased by a third party. This practice is used to help our builders with cash flow management. We also originated $1.7 million in construction related loans to our merchant builders so they could continue to complete their projects and utilize their existing land inventory. We are concentrating on working with our existing builders and have not expanded our customer base for this loan type. During the second quarter of 2009, we offered a new business line of credit loan product to our customers and originated $251,000 in that portfolio. The following table presents a breakdown of our loan portfolio:

	At June 30,		At December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
One-to-four family residential	$502,930	44.75%	$512,446	45.05%
Multifamily residential	109,691	9.76	100,940	8.87
Commercial	273,607	24.35	260,727	22.92
Construction/land development	220,816	19.65	250,512	22.02
Total real estate	1,107,044	98.51	1,124,625	98.86

Business	251	0.02	-	-

Consumer	16,557	1.47	12,927	1.14
Total loans	$1,123,852	100.00%	$1,137,552	100.00%

Less:
Loans in process	63,346		82,541
Deferred loan fees	2,732		2,848
Allowance for loan losses	32,450		16,982

Loans receivable, net	$1,025,324		$1,035,181

Our loan policy limits the maximum amount of loans we can make to one borrower to 20% of the Bank’s risk-based capital.  As of June 30, 2009, the maximum amount which we could lend to any one borrower was $37.6 million based on our policy.  Exceptions may be made to this policy with the prior approval of the Board of Directors if the borrower exhibits financial strength or compensating factors to sufficiently offset any weaknesses based on the loan-to-value ratio, borrower’s financial condition, net worth, credit history, earnings capacity, installment obligations and current payment habits.  The five largest borrowing relationships, as of June 30, 2009 and December 31, 2008, in descending order were:

	June 30, 2009			December 31, 2008
	Aggregate Amount		Number	Aggregate Amount		Number
Borrower	of Loans (1)		of Loans	of Loans (1)		of Loans

Real estate builder	$48.5	million	138	$47.3	million	131
Real estate builder	38.4	million	131	37.2	million	132
Real estate builder	28.7	million	113	29.0	million	103
Real estate builder	20.5	million (2)	83	25.2	million (4)	88
Real estate builder	19.1	million (3)	98	19.1	million (5)	100
Total	$155.2	million		$157.8	million
______________
(1) Net of undisbursed funds.
(2) Of this amount, $16.1 million is considered impaired loans.
(3) Of this amount, $7.3 million is considered impaired loans.
(4) Of this amount, $20.8 million is considered impaired loans.
(5) Of this amount, $7.7 million is considered impaired loans.

All of the loans to these five builders have personal guarantees in place as an additional source of repayment, including those made to partnerships and corporations and the Bank is in the first lien position.

The following table details the breakdown of the types of loans to our top five builder relationships at June 30, 2009:

	Permanent		Permanent		Permanent
	One-to-Four Family		Multifamily		Commercial
	Residential Loans		Loans		Loans		Construction/		Aggregate Amount
Borrower	(Rental Properties)		(Rental Properties)		(Rental Properties)		Land Development (1)		of Loans (1)

Real estate builder	$17.8	million	$-		$0.3	million	$30.4	million	$48.5	million
Real estate builder	23.8	million	-		0.8	million	13.8	million	38.4	million
Real estate builder	18.1	million	1.1	million	0.1	million	9.4	million	28.7	million
Real estate builder	12.6	million	-		-		7.9	million	20.5	million
Real estate builder	11.8	million	-		-		7.3	million	19.1	million
Total	$84.1	million	$1.1	million	$1.2	million	$68.8	million	$155.2	million
______________
(1) Net of undisbursed funds.

The builders listed in the above tables, as part of their business strategy, retain a certain percentage of their finished homes in their own inventory of permanent investment properties, (i.e. one-to-four family rental properties).  These properties are used to enhance the builders’ liquidity through rental income and improve their equity through the appreciation in market value of the property.  As part of our underwriting process we review the borrowers’ business strategy to determine the feasibility of the project.  Although this has been included in these builders’ business strategy prior to the current economic crises that we are experiencing, these builders have taken more rental properties into their portfolio in the last eighteen months than originally planned as a result of the sluggish housing market.  In the aggregate, these five builders’ one-to-four family residential rental property portfolios have increased $10.7 million as compared to December 31, 2008.

At June 30, 2009, nonperforming loans, net of the undisbursed portion, totaled $129.4 million. These loans represented 12.20% of total loans, net of undisbursed funds, and 9.97% of total assets at the end of the second quarter in 2009.

The following table presents a breakdown of our nonperforming loans:

	June 30,	December 31,	Amount of	% of
	2009	2008	Change	Change
	(Dollars in thousands)
One-to-four family residential (1)	$27,803	$10,837	$16,966	156.56%
Commercial real estate	14,405	3,762	10,643	282.91
Construction/land development	86,361	44,043	42,318	96.08
Multifamily residential	809	-	809	100.00
Consumer	50	-	50	100.00
Total nonperforming loans	$129,428	$58,642	$70,786	120.71%

(1) At June 30, 2009 and December 31, 2008, $21.7 million and $10.3 million, respectively, were related to rental properties, of which $13.1 million and $9.5 million, respectively, were related to the builders' rental inventory.

Our nonperforming assets increased $49.2 million during the second quarter of 2009. This increase was the result of the continued weakening of the local economy, the increase in unemployment which has risen to 9.4% in Washington State and the increased  foreclosure activity. Foreclosures are expected to remain high for the remainder of the year and into 2010. The nonperforming construction/land development loans are located predominately in King County. The worsening economy has forced builders to transfer finished homes into their rental property inventory, as opposed to selling them, until the market values of these homes rebound. In addition, a portion of the increase in the nonperforming assets is related to builders of higher price-point homes. Their homes are in the construction process or have been completed but have not sold. The sales activity has slowed dramatically in homes priced in excess of $500,000 and as a result, these projects are delinquent on their payments, thereby contributing to the increase in our nonperforming assets during the three and six months ended June 30, 2009. We have also experienced an increase in our troubled debt restructured loans. At June 30, 2009, our troubled debt restructured loans totaled $38.2 million, an increase of $15.9 million from $22.3 million at March 31, 2009. As we work with our borrowers to help them through this difficult economic cycle, we explore all options available to us to minimize our risk of loss. At times, the best option for our customers and the Bank is to modify the loan for a period of time, usually one year or less. These modifications have included items such as lowering the interest rate on the loan for a period of time and extending the maturity date of the loan. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and is in the Bank’s best interest.

Total liabilities increased $65.9 million, or 6.7%, to $1.0 billion at June 30, 2009 from $978.4 million at March 31, 2009. Deposits increased $63.0 million to $884.2 million during the quarter ended June 30, 2009, as customers are saving more as a result of the current economic conditions. We had no brokered deposits at June 30, 2009. Advances from the FHLB totaled $149.9 million at the end of June 30, 2009, compared to $148.2 million at March 31, 2009, a $1.8 million, or 1.2% increase.

Our total equity decreased $29.6 million, or 10.4%, to $253.8 million at June 30, 2009 from $283.4 million at March 31, 2009. This decrease was primarily the result of the net loss for the quarter of $28.0 million and cash dividends paid of $1.6 million.

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank that was originally organized in 1923. We serve the Puget Sound Region of Washington that includes King, Snohomish, Pierce and Kitsap Counties, through our full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 3000 Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
	At
	June 30,	December 31,	June 30,	Six Month		One Year
Assets	2009	2008	2008	Change		Change

Cash on hand and in banks	$3,105	$3,366	$4,000	(7.75	) %	(22.38	) %
Interest-bearing deposits	49,975	600	526	8,229.17		9,400.95
Federal funds sold	2,295	1,790	4,870	28.21		(52.87)
Investments available for sale	172,586	149,323	177,978	15.58		(3.03)
Loans receivable, net of allowance of $32,450, $16,982
and $8,416	1,025,324	1,035,181	960,420	(0.95)		6.76
Premises and equipment, net	13,713	13,026	13,007	5.27		5.43
Federal Home Loan Bank stock, at cost	7,413	7,413	4,850	0.00		52.85
Accrued interest receivable	5,387	5,532	5,220	(2.62)		3.20
Deferred tax assets, net	15,039	9,266	7,677	62.30		95.90
Goodwill	—	14,206	14,206	(100.00)		(100.00)
Prepaid expenses and other assets	3,279	4,737	3,418	(30.78)		(4.07)
Total assets	$1,298,116	$1,244,440	$1,196,172	4.31%		8.52%

Liabilities and Stockholders' Equity

Deposits	$884,155	$791,483	$764,244	11.71%		15.69%
Advances from the Federal Home Loan Bank	149,900	156,150	110,000	(4.00)		36.27
Advance payments from borrowers for taxes
and insurance	2,510	2,745	3,714	(8.56)		(32.42)
Accrued interest payable	514	478	119	7.53		331.93
Federal income tax payable	2,001	336	55	495.54		3,538.18
Other liabilities	5,222	3,140	4,047	66.31		29.03
Total liabilities	1,044,302	954,332	882,179	9.43		18.38

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—	—	—		—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 20,337,220; 21,293,368
and 22,852,800 shares at June 30, 2009,
December 31, 2008 and June 30, 2008	204	213	229	(4.23)		(10.92)
Additional paid-in capital	195,379	202,167	224,166	(3.36)		(12.84)
Retained earnings, substantially restricted	72,303	102,358	107,874	(29.36)		(32.97)
Accumulated other comprehensive income (loss), net of tax	881	887	(2,194)	(0.68)		(140.15)
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,953)	(15,517)	(16,082)	(3.63)		(7.02)
Total stockholders' equity	253,814	290,108	313,993	(12.51)		(19.17)
Total liabilities and stockholders' equity	$1,298,116	$1,244,440	$1,196,172	4.31%		8.52%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008	Three Month Change		One Year Change
Interest income
Loans, including fees	$14,016	$15,123	$14,928	(7.32	) %	(6.11	) %
Investments available for sale	1,691	1,625	1,918	4.06		(11.84)
Federal funds sold and interest-bearing deposits with banks	20	2	220	900.00		(90.91)
Dividends on Federal Home Loan Bank stock	—	—	36	0.00		(100.00)
Total interest income	$15,727	$16,750	$17,102	(6.11	) %	(8.04	) %
Interest expense
Deposits	7,428	7,329	8,016	1.35		(7.34)
Federal Home Loan Bank advances	1,312	1,246	1,021	5.30		28.50
Total interest expense	$8,740	$8,575	$9,037	1.92%		(3.29	) %
Net interest income	6,987	8,175	8,065	(14.53)		(13.37)
Provision for loan losses	18,256	1,544	445	1,082.38		4,002.47
Net interest income after provision for loan losses	$(11,269)	$6,631	$7,620	(269.94	) %	(247.89	) %
Noninterest income (loss)
Net gain on sale of investments	—	76	10	(100.00)		(100.00)
Other-than-temporary impairment loss on investments	(152)	—	(623)	(100.00)		75.60
Other	55	54	120	1.85		(54.17)
Total noninterest income (loss)	$(97)	$130	$(493)	(174.62	) %	(80.32	) %
Noninterest expense
Salaries and employee benefits	3,037	3,039	2,192	(0.07)		38.55
Occupancy and equipment	1,293	350	290	269.43		345.86
Professional fees	389	307	552	26.71		(29.53)
Data processing	150	144	113	4.17		32.74
FDIC/OTS assessments	896	682	127	31.38		605.51
Goodwill impairment	14,206	—	—	100.00		100.00
Other general and administrative	736	622	512	18.33		43.75
Total noninterest expense	$20,707	$5,144	$3,786	302.55%		446.94%
Income (loss) before provision (benefit) for
federal income taxes	(32,073)	1,617	3,341	(2,083.49)		(1,059.98)
Provision (benefit) for federal income taxes	(4,076)	421	1,119	(1,068.17)		(464.25)
Net income (loss)	$(27,997)	$1,196	$2,222	(2,440.89	) %	(1,359.99	) %
Basic earnings (loss) per share	$(1.49)	$0.06	$0.10	N/M	%	N/M	%
Diluted earnings (loss) per share	$(1.49)	$0.06	$0.10	N/M	%	N/M	%

_______________________
N/M - Not meaningful

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data)
(Unaudited)

Six Months Ended	One Year
June 30, 2009	June 30, 2008	Change
Interest income
Loans, including fees	$29,139	$29,997	(2.86)%
Investments available for sale	3,316	3,571	(7.14)
Federal funds sold and interest-bearing deposits with banks	22	756	(97.09)
Dividends on Federal Home Loan Bank stock	—	47	(100.00)
Total interest income	$32,477	$34,371	(5.51)%
Interest expense
Deposits	14,757	16,095	(8.31)
Federal Home Loan Bank advances	2,558	2,050	24.78
Total interest expense	$17,315	$18,145	(4.57)%
Net interest income	15,162	16,226	(6.56)
Provision for loan losses	19,800	445	4,349.44
Net interest income (loss) after provision for loan losses	$(4,638)	$15,781	(129.39)%
Noninterest income
Net gain on sale of investments	76	1,383	(94.50)
Other-than-temporary impairment loss on investments	(152)	(623)	(75.60)
Other	109	110	(0.91)
Total noninterest income	$33	$870	(96.21)%
Noninterest expense
Salaries and employee benefits	6,076	3,953	53.71
Occupancy and equipment	1,643	584	181.34
Professional fees	696	847	(17.83)
Data processing	294	226	30.09
FDIC/OTS assessments	1,578	157	905.10
Goodwill impairment	14,206	—	100.00
Other general and administrative	1,358	905	50.06
Total noninterest expense	$25,851	$6,672	287.46%
Income (loss) before provision (benefit) for federal income taxes	(30,456)	9,979	(405.20)
Provision (benefit) for federal income taxes	(3,655)	3,285	(211.26)
Net income (loss)	$(26,801)	$6,694	(500.37)%
Basic earnings (loss) per share	$(1.41)	$0.32	N/M	%
Diluted earnings (loss) per share	$(1.41)	$0.32	N/M	%

_____________________
N/M - Not meaningful

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Dollars in thousands, except share data)
(Unaudited)

	At or For the Quarter Ended
	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008

Performance Ratios:
Return (loss) on assets (1)	(8.64)%	0.39%	(0.96)%	0.74%
Return (loss) on equity (2)	(39.54)	1.66	(3.97)	2.88
Equity-to-assets ratio (3)	21.86	23.15	24.26	25.77
Interest rate spread (4)	1.54	1.96	1.85	1.79
Net interest margin (5)	2.24	2.74	2.71	2.80
Tangible equity to tangible assets (6)	19.55	21.57	22.43	25.36
Average interest-earning assets to average interest-bearing liabilities	124.86	126.95	128.63	132.32
Efficiency ratio (7)	300.54	59.70	60.07	50.00
Noninterest expense as a percent of average total assets	6.39	1.60	1.37	1.26
Book value per common share (8)	$12.48	$13.92	$13.62	$13.74

Capital Ratios (9):
Tier 1 leverage	13.82%	15.65%	15.61%	16.30%
Tier 1 risk-based	21.42	23.14	23.04	24.56
Total risk-based	22.70	24.40	24.30	25.64

Asset Quality Ratios (10):
Nonaccrual and 90 days or more past due loans as a percent of total loans	12.20%	7.65%	5.56%	2.98%
Nonperforming assets as a percent of total assets	9.97	6.36	4.71	2.65
Allowance for loan losses as a percent of total loans	3.06	1.36	1.61	0.79
Allowance for loan losses as a percent of nonperforming loans	25.07	17.82	28.96	26.52
Net charge-offs to average loans receivable, net	0.01	0.41	0.03	-

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$14,294	$16,982	$11,837	$7,971
Provision	22,488	1,544	5,500	445
Charge-offs	(4,332)	(4,232)	(355)	-
Recoveries	-	-	-	-
Allowance for loan losses, end of the quarter	$32,450	$14,294	$16,982	$8,416

Reserve for unfunded commitments, beginning of the quarter	$186	$-	$-	$-
Additions	144	186	-	-
Reserve for unfunded commitments, end of the quarter	$330	$186	$-	$-

Nonperforming Assets (10):
Nonperforming loans
90 days or more past due and still accruing	$7,130	$12,657	$2,104	$1,252
Nonaccrual loans	98,054	51,041	35,720	30,488
Nonaccrual troubled debt restructured loans	24,244	16,514	20,818	-
Total nonperforming loans	$129,428	$80,212	$58,642	$31,740
REO	-	-	-	-
Total nonperforming assets (NPA)	$129,428	$80,212	$58,642	$31,740

Performing troubled debt restructured loans	$13,965	$5,776	$2,226	$-

(1) Net income divided by average total assets.
(2) Net income divided by average equity.
(3) Average equity divided by average total assets.
(4)	Difference between weighted-average yield on interest-earning assets and weighted-average cost of interest-bearing liabilities.
(5)	Net interest income divided by average interest-earning assets.
(6) Equity less goodwill divided by assets less goodwill.
(7)	Noninterest expense divided by net interest income plus noninterest income.
(8) Outstanding shares divided by stockholders' equity.
(9) Capital ratios are for First Savings Bank Northwest only.
(10)	Nonaccrual, nonperforming and total loans are calculated net of undisbursed funds.
15